Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 2, 2015 (except for Note 19 and the effects thereof, as to which the date is December 31, 2015), with respect to the combined and consolidated financial statements of Elevate Credit, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Dallas, Texas

December 31, 2015